Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2018

SAN FRANCISCO--(BUSINESS WIRE)--July 31, 2018--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the second quarter of 2018.

Record lease revenue up 23% on strong container demand and improved rail fundamentals

Record logistics revenues grew 44% on the heels of the rebranding of CAI Logistics

Highlights

  Net income attributable to CAI common stockholders for the second quarter of 2018 was $19.1 million, or $0.97 per fully diluted share, compared to $12.6 million, or $0.65 per fully diluted share, in the second quarter of 2017.
  Net income attributable to CAI common stockholders for the second quarter of 2018 included a gain on insurance recovery of $1.4 million, or $0.07 per fully diluted share.
  CAI reported record lease-related revenue for the second quarter of 2018 of $77.5 million, an increase of 23% compared to the second quarter of 2017.
  Average utilization for CAI’s owned container fleet during the second quarter of 2018 was 99.3% compared to 97.2% for the second quarter of 2017.
  During the second quarter of 2018, CAI leased out $208 million of new container equipment and has customer lease commitments for an additional $290 million for delivery in the third quarter of 2018.
  During the first half of 2018 CAI has invested or committed to invest $630 million in container equipment, the vast majority of which is on lease or committed to be leased.
  During the second quarter of 2018, CAI had net lease outs of 316 railcars, representing 18% of its off-hire fleet at the beginning of the quarter. CAI has commitments to lease an additional 746 cars in the remainder of 2018.
  During the second quarter of 2018, CAI issued approximately 600,000 shares of its 8.5% Series A fixed-to-floating rate cumulative redeemable perpetual preferred stock for net proceeds of $14.7 million.
  Annualized return on average common equity for the second quarter was 13.2%.

Additional information on CAI's results, as well as comments on market trends, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “The strong momentum we experienced in the first quarter has continued through the second quarter of this year. We reported record quarterly revenue of $105.7 million and net income attributable to CAI common stockholders for the quarter of $19.1 million, or $0.97 per fully diluted share. We continue to operate near full utilization that averaged 99.3% during the second quarter of this year. During the first half of 2018 we have invested, or committed to invest, $630 million in container equipment, of which $208 million was leased during the second quarter and $290 million is due to be leased in the third quarter. The average lease term of the container equipment we have invested this year, including units to be delivered, is approximately nine years. As our investment level indicates, demand for containers has remained very strong as a result of the strong global economy and we expect that demand to continue through the remainder of the year as we approach the historically strong demand months. As a result of the high worldwide utilization of equipment, we continue to benefit from strong secondary prices of containers and this quarter reported a gain on sale of equipment of $2.7 million. We expect continued strong secondary sales prices through the rest of the year.

“The impact of the discussions regarding tariffs has not had an impact on container demand to date but has created some uncertainty around future global trade growth. If tariffs were to be permanently implemented and overall tariff levels were to increase, we would expect supply chain disruption as international companies adjust their supply chains. Some level of export-oriented manufacturing would likely move to other countries not affected by the tariffs such as countries in South East Asia. These changes in supply chain are a positive for CAI as our customers will need more equipment to adjust for the supply chain inefficiencies created by sourcing changes. We believe that CAI remains well positioned to operate during this time of uncertainty, with 91% of our on-lease and committed owned container fleet being on long-term leases with an average remaining lease term of 56 months. In addition, we have worked with our customers over the past several years to improve redelivery terms ensuring that equipment is returned to high demand locations which will provide us with better opportunities to release the units.

“Our rail segment continues to experience improved lease out activity, and rental rates have significantly improved on most car types from the levels of last year. During the second quarter of 2018, we had net lease outs of 316 railcars and have commitments to lease out a further 746 cars to be delivered later in 2018. Our railcar utilization, including new cars not yet leased out, has improved to 78% during the second quarter, compared to 75% during the first quarter. We expect that our utilization will increase to 90% by the end of the year. We will continue to focus on increasing fleet utilization during the second half of the year as well as seeking higher rates on new leases. Energy related demand for rail cars, particularly tank cars, has improved significantly with rental rates in many cases having doubled from prior levels. We expect the strong demand to continue and particularly benefit us on the remainder of the equipment we have to be delivered from the manufacturers.

“Our logistics business is gaining momentum and a growing customer portfolio has led to record logistics revenue this quarter for our company. During the quarter we reported logistics revenue of $28.3 million, an increase of 31% compared to the first quarter of 2018 and a 44% increase compared to the second quarter of last year. Similarly, gross margin in logistics has increased 32% during the second quarter, compared to the first quarter of 2018. The overall domestic logistics market remains very strong with high demand relative to available equipment capacity. We expect that strong demand to continue through the remainder of the year due to the strong US economy. Specifically, we are gaining significant customer wins in our truck brokerage and intermodal services. We have recently consolidated all of our services under the CAI Logistics brand which we expect will create more customer awareness of our logistics capabilities and allow us to continue to recruit personnel to maintain the momentum we have reported.”

Mr. Garcia, continued, “During the second quarter we successfully issued 0.6 million shares of our Series A perpetual preferred stock for net proceeds of $14.7 million. During the first half of 2018 we have raised $53 million from the sale of our Series A perpetual preferred stock which has enabled us to repurchase 1.2 million shares of our outstanding common stock and continue record levels of investment in equipment.”

Mr. Garcia, concluded, “The momentum in our business remains very strong with each of our segments showing improved results. We have achieved 23% revenue growth in our container business so far this year and have made record container investment of $630 million, representing 34% of our container assets at the beginning of the year. The vast majority of this investment is already on lease or committed to be leased in the third quarter, with average lease terms of nine years. Rail utilization is increasing and lease rates are improving. Our logistics segment is experiencing very strong quarterly momentum and we expect continued double digit year over year growth in revenue and gross margin from the segment.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	June 30,	December 31,
	2018	2017
Assets
Current assets
Cash	$16,462	$14,735
Cash held by variable interest entities	24,348	20,685
Accounts receivable, net of allowance for doubtful accounts of $2,110 and $1,440 at June 30, 2018 and December 31, 2017, respectively	83,279	68,324
Current portion of net investment in direct finance leases	53,961	30,063
Prepaid expenses and other current assets	2,540	4,258
Total current assets	180,590	138,065
Restricted cash	21,066	11,789
Rental equipment, net of accumulated depreciation of $550,426 and $505,546 at June 30, 2018 and December 31, 2017, respectively	2,218,212	2,004,961
Net investment in direct finance leases	275,826	246,450
Goodwill	15,794	15,794
Intangible assets, net of accumulated amortization of $4,493 and $3,407 at June 30, 2018 and December 31, 2017, respectively	6,635	7,723
Furniture, fixtures and equipment, net of accumulated depreciation of $3,265 and $3,201 at June 30, 2018 and December 31, 2017, respectively	464	338
Other non-current assets	1,871	3,008
Total assets	$2,720,458	$2,428,128

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,530	$7,831
Accrued expenses and other current liabilities	17,206	15,706
Due to container investors	-	1,845
Unearned revenue	7,526	7,811
Current portion of debt	159,599	132,049
Rental equipment payable	184,258	92,415
Total current liabilities	375,119	257,657
Debt	1,679,492	1,570,773
Deferred income tax liability	37,099	35,853
Total liabilities	2,091,710	1,864,283

Stockholders' equity
Preferred stock, par value $.0001 per share; authorized 10,000,000 and 5,000,000 at June 30, 2018 and December 31, 2017, respectively; 8.50% Series A fixed-to-floating rate cumulative redeemable, issued and outstanding 2,199,610 and 0 shares at June 30, 2018 and December 31, 2017, respectively, at liquidation preference	54,990	-
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,306,377 and 20,390,622 shares at June 30, 2018 and December 31, 2017, respectively	2	2
Additional paid-in capital	146,210	172,325
Accumulated other comprehensive loss	(6,360)	(6,122)
Retained earnings	433,906	397,640
Total stockholders' equity	628,748	563,845
Total liabilities and stockholders' equity	$2,720,458	$2,428,128

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue
Container lease revenue	$68,333	$54,960	$132,967	$107,914
Rail lease revenue	9,119	8,127	18,223	16,180
Logistics revenue	28,253	19,605	49,889	40,104
Total revenue	105,705	82,692	201,079	164,198

Operating expenses
Depreciation of rental equipment	29,402	27,054	58,249	55,026
Storage, handling and other expenses	2,613	6,192	6,713	13,145
Logistics transportation costs	24,330	16,682	42,995	33,753
Gain on sale of used rental equipment	(2,719)	(1,749)	(4,914)	(876)
Administrative expenses	12,160	9,745	23,401	20,431
Total operating expenses	65,786	57,924	126,444	121,479

Operating income	39,919	24,768	74,635	42,719

Other expenses
Net interest expense	18,440	12,285	35,339	23,957
Other expense (income)	429	(112)	394	202
Total other expenses	18,869	12,173	35,733	24,159

Income before income taxes	21,050	12,595	38,902	18,560
Income tax expense (benefit)	753	(43)	1,467	650

Net income	20,297	12,638	37,435	17,910
Preferred stock dividends	1,148	-	1,169	-
Net income attributable to CAI common stockholders	$19,149	$12,638	$36,266	$17,910

Net income per share attributable to CAI common stockholders
Basic	$0.98	$0.66	$1.81	$0.94
Diluted	$0.97	$0.65	$1.79	$0.93

Weighted average shares outstanding
Basic	19,613	19,131	20,013	19,071
Diluted	19,843	19,419	20,259	19,332

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income	$37,435	$17,910
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	58,319	55,211
Amortization of debt issuance costs	2,158	1,498
Amortization of intangible assets	1,087	1,102
Stock-based compensation expense	1,350	995
Reduction in contingent consideration	-	(631)
Unrealized loss on foreign exchange	266	109
Gain on sale of used rental equipment	(4,914)	(876)
Deferred income taxes	1,248	411
Bad debt expense (recovery)	317	(12)
Changes in other operating assets and liabilities:
Accounts receivable	(14,211)	(5,627)
Prepaid expenses and other assets	(2,096)	(1,807)
Accounts payable, accrued expenses and other current liabilities	(1,931)	(3,613)
Due to container investors	(540)	72
Unearned revenue	(76)	(1,696)
Net cash provided by operating activities	78,412	63,046
Cash flows from investing activities
Purchase of rental equipment	(271,961)	(128,593)
Proceeds from sale of used rental equipment	25,458	35,660
Purchase of furniture, fixtures and equipment	(196)	(85)
Receipt of principal payments from direct finance leases	19,046	8,942
Net cash used in investing activities	(227,653)	(84,076)
Cash flows from financing activities
Proceeds from debt	708,289	155,131
Principal payments on debt	(566,937)	(156,036)
Debt issuance costs	(6,201)	(463)
Proceeds from issuance of stock	56,699	-
Repurchase of common stock	(27,946)	-
Exercise of stock options	24	1,215
Net cash provided by (used in) financing activities	163,928	(153)
Effect on cash of foreign currency translation	(20)	35
Net increase (decrease) in cash	14,667	(21,148)
Cash and restricted cash at beginning of the period	47,209	52,326
Cash and restricted cash at end of the period	$61,876	$31,178

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of June 30,
			2018	2017

Owned container fleet in TEUs			1,293,361	962,111
Managed container fleet in TEUs			77,680	149,218
Total container fleet in TEUs			1,371,041	1,111,329

Owned container fleet in CEUs			1,344,842	1,049,057
Managed container fleet in CEUs			70,772	134,400
Total container fleet in CEUs			1,415,614	1,183,457

Owned railcar fleet in units			7,430	6,560

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Average Utilization
Container fleet utilization in CEUs	99.3%	97.1%	99.3%	96.3%
Owned container fleet utilization in CEUs	99.3%	97.2%	99.3%	96.5%
Railcar fleet utilization in units - excluding new units not yet leased	87.2%	91.0%	87.6%	91.8%
Railcar fleet utilization in units - including new units not yet leased	77.9%	80.4%	76.6%	81.1%

			As of June 30,
			2018	2017
Period Ending Utilization
Container fleet utilization in CEUs			99.2%	97.6%
Owned container fleet utilization in CEUs			99.2%	97.7%
Railcar fleet utilization in units - excluding new units not yet leased			87.8%	90.5%
Railcar fleet utilization in units - including new units not yet leased			79.4%	80.1%

Utilization of containers is computed by dividing the total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs.
The total container fleet excludes new units not yet leased and off-hire units designated for sale.
Utilization of railcars is computed by dividing the total number of railcars on lease by the total number of railcars in our fleet.
The impact on utilization of including new units not yet leased in the total railcar fleet has been included in the table above.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the second quarter of 2018 will be held on Tuesday, July 31, 2018 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q2 2018 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our second quarter 2018 results is available on the “Investors” section of our website, www.capps.com.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of June 30, 2018, CAI operated a worldwide fleet of approximately 1.4 million CEUs of containers, and owned a fleet of 7,430 railcars that it leases within North America. CAI operates through 24 offices located in 14 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s leasing investments and the outlook of its logistics business. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com